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Exhibit 23.04

    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CMD Technology Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-3/A dated on or about November 21, 2001 of Silicon Image, Inc. of our report dated February 2, 2001, except as to note 10 which is as of June 7, 2001, with respect to the balance sheets of CMD Technology Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K/A of Silicon Image dated August 10, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Orange County, California
November 21, 2001

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  Exhibit 23.04